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                                                                    EXHIBIT 21.1


                WACKENHUT CORRECTIONS CORPORATION'S SUBSIDIARIES


WACKENHUT CORRECTIONS UK, LTD.

PREMIER CUSTODIAL DEVELOPMENT LTD.

WACKENHUT CORRECTIONS CORPORATION AUSTRALIA, PTY LTD.

WACKENHUT CORRECTIONAL SERVICES, PTY LTD.

AUSTRALASIAN CORRECTIONAL MANAGEMENT, PTY LTD.

PREMIER EMPLOYMENT SERVICES, PTY LTD.

AUSTRALASIAN CORRECTIONAL SERVICES, PTY LTD.

AUSTRALASIAN CORRECTIONAL INVESTMENT, PTY LTD.

AUSTRALASIAN CORRECTIONAL MANAGEMENT LTD. NEW ZEALAND

PACIFIC RIM EMPLOYMENT PTY LTD.

STRATEGIC HEALTHCARE SOLUTIONS PTY LTD.

WACKENUT CORRECTIONS CORPORATION N.V.

CANADIAN CORRECTIONAL MANAGEMENT, INC.

MIRAMICHI YOUTH CENTER MANAGEMENT, INC.

WACKENHUT CORRECTIONS PUERTO RICO, INC.

WCC RE HOLDINGS, LLC

WCC FINANCIAL, INC.

WCC DEVELOPMENT, INC.

WCC/FL/01, INC.

WCC/FL/02, INC.

WACKENHUT CORRECTIONS DESIGN SERVICES, INC.

ATLANTIC SHORES HEALTHCARE, INC.

WCC SOUTH AFRICA, PTY LTD.